Exhibit 10(iii)(a)

WHIRLPOOL CORPORATION
2010 Omnibus Stock and Incentive Plan
Strategic Excellence Program
Stock Option Grant Document

1.
The Human Resources Committee of the Board of Directors (the “Committee”) of Whirlpool Corporation (also referred to as the “Company”), has granted to you a non-statutory stock option to purchase shares of common stock of the Company (the “Award”) under certain conditions pursuant to the Company's 2010 Omnibus Stock and Incentive Plan (the “Omnibus Plan”). The number of shares subject to the Award, and the exercise price are indicated on your Grant Summary. Your option is subject to the provisions of the Omnibus Plan and this grant document.

2.
Your option will vest in annual installments substantially equal to one-third of the total number of shares subject to the Award on the first, second, and third anniversaries of the Grant Date specified on your Grant Summary.

3.
You must exercise your vested option prior to the tenth anniversary of the Grant Date (the “Expiration Date”). To exercise your vested option, you need to make full payment to the Company through its designated third party administrator pursuant to such administrative exercise procedures as the administrator may implement from time to time, in cash in U.S. dollars, or in common stock of the Company or in a combination of cash and stock. If all or part of the payment is in shares of common stock of the Company, these shares will be valued at their Fair Market Value on the date of exercise. Notwithstanding the foregoing, if you fail to exercise your vested options prior to the Expiration Date, to the extent that the fair market value of the shares of common stock of the Company subject to such vested options exceeds the exercise price of such vested options on such Expiration Date, all of such unexercised, vested options shall be automatically exercised on a “Net Exercise” (as defined in the Omnibus Plan) basis on such Expiration Date.

4.
If you retire from the Company or any of its subsidiaries following five years of service and attainment of age 55 (“Retirement”) or if you cease employment with the consent of the Committee, all of your options under this Award shall immediately vest and you may pay for and receive all or any of the shares, but you must take this action on or before the date of either (i) the fifth anniversary of your Retirement or (ii) the Expiration Date, whichever date occurs first; provided, however, that you may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

5.
If you cease employment due to disability, all of your options under this Award shall immediately vest and you may pay for and receive all or any shares, provided you take this action on or before the date of either (i) the third anniversary of your termination due to disability or (ii) the Expiration Date, whichever date occurs first; provided, however, that you may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

6.
If you cease employment due to death, all of your options under this Award shall immediately vest and your beneficiary under the Omnibus Plan may pay for and receive all or any shares, provided your beneficiary takes this action on or before the date of either (i) the third anniversary of your death or (ii) the first anniversary of the Expiration Date, whichever date occurs first; and further provided that your beneficiary may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

7.
If you die after Retirement, or termination from employment due to disability, or termination with the consent of the Committee, your beneficiary under the Omnibus Plan may pay for and receive all or any of the shares, provided your beneficiary takes this action on or before the date of either (i) the second anniversary of your death or (ii) the first anniversary of the Expiration Date, whichever date occurs first; and further provided that your beneficiary may not exercise any option under this Award earlier than the first anniversary of the Grant Date.

8.
The terms of Section 11 of the Omnibus Plan shall apply to the Award, provided that the definition of Change in Control set forth in the Appendix hereto shall be substituted for the definition set forth in Section 11.3. In addition, for purposes of Section 11.2(a) of the Plan, you will only be entitled to the accelerated vesting contemplated thereunder in connection with a termination of employment within 24 months following a Change in Control if such termination of employment is by the Company without cause or by you for Good Reason as defined in the Appendix.

9.
If you cease to be employed by the Company or any of its subsidiaries for any reason other than as provided above with respect to Retirement, death, disability, Change in Control or with the consent of the Committee, then this Award shall terminate on the date you cease to be so employed and all of your then outstanding options shall terminate immediately.

Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all federal, state, or local law income tax, social insurance, payroll tax, payment on account or other tax-related withholding regarding the Award (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the vesting or payment of the Award, the subsequent sale of shares acquired pursuant to the payment of shares under the Award and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items.

10.
You authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer, or from payment otherwise owed to you under this Award. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Omnibus Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver any Company common stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

11.	By accepting the Award, you acknowledge that:

(i)	the Award is governed by the Omnibus Plan and you are voluntarily participating in the Omnibus Plan;

(ii)
the Omnibus Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Omnibus Plan and this Agreement;

(iii)
your participation in the Omnibus Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time with or without cause;

(iv)
in the event that you are not an employee of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(v)
the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of such awards, even if such awards have been granted repeatedly in the past, and all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(vi)
the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(vii)
the Award does not include any rights with respect to any of the shares of common stock of the Company (including any voting rights or rights with respect to any dividends of any nature associated with the common stock) until you have exercised the options and they are settled by issuance of such shares of common stock to you;

(viii)	the attempted transfer or other disposition of the Award shall be void and shall nullify your Award, resulting in the cancellation of the Award by the Company.

(ix)	the future value of the underlying shares is unknown and cannot be predicted with certainty, if the underlying shares do not increase in value, the options will have no value;

(x)	if you exercise your option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price.

12.
No claim or entitlement to compensation or damages shall arise from termination of the Award as a result of your termination from employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

In the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive payment under the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to payment under the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law. The Board and Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award.

13.
You may be required to repay the Award, if (i) you are terminated by or otherwise leave employment with the Employer within two years following the vesting date of the Award and such termination of employment arises out, is due to, or is in any way connected with any misconduct or violation of Company or Employer policy or (ii) you become employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests. In addition, the Award shall be subject to forfeiture to the Company in accordance with the policy promulgated by the Company to comply with the requirements of Section 10D(b)(2) of the Securities Exchange Act of 1934, as amended.

14.
You hereby explicitly accept the Award and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Omnibus Plan. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Omnibus Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Omnibus Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Omnibus Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Omnibus Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Omnibus Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15.
Neither this Award nor any shares to be acquired pursuant to any payment under this Award have been or will be registered under any securities laws other than the federal securities laws of the United States. Any shares acquired pursuant to this Award may not be sold, transferred, or otherwise traded without the registration under or an exemption from any applicable requirements of any securities laws applicable to you, and each certificate representing such shares will bear an appropriate legend to that effect.

16.
The Committee reserves and shall have the right to change the provisions of this Agreement in any manner that it may deem necessary or advisable to carry out the purpose of this Award as the result of, or to comply with, any change in applicable regulations, interpretation or statutory enactment.

17.
The Company may, in its sole discretion, decide to deliver any documents related to the Award or participation in the Omnibus Plan or future awards that may be granted under the Omnibus Plan, if any, by electronic means or to request your consent to participate in the Omnibus Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Omnibus Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.